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Consent Of Geological Consultant




November 17, 2005


I hereby consent to the inclusion and reference of my report dated April 2004, entitled "Summary Geological Report on the Upper Ross Lake Property" in the Registration Statement on Form SB-2 filed by Quorum Ventures, Inc. with the United States Securities and Exchange Commission. I confirm that I have reviewed Quorum Ventures, Inc.'s summary of my geological report in its registration statement and concur will its contents. I also consent to the inclusion of my name as an expert in Quorum Ventures, Inc.'s registration statement and the filing of this consent as an exhibit to its registration statement.



/s/ W.G. Timmins
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William G. Timmins, P.Eng.